SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a party other than the Registrant [_]

Check the Appropriate Box:
[ ]     Preliminary Proxy Statement
[_] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[ ]     Definitive Proxy Statement
[_]     Definitive Additional Materials
[X]     Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                   NETTAXI.COM
                                   -----------
                (Name of Registrant as Specified In Its Charter)

                 ----------------------------------------------
     Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]     No fee required
[_]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)     Title of each class of securities to which transaction applies: N/A
(2)     Aggregate number of securities to which transaction applies: N/A
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A
(4)     Proposed maximum aggregate value of transaction: N/A
(5)     Total fee paid: N/A

[_]     Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount Previously Paid: N/A
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(3)     Filing Party: N/A
(4)     Date Filed: N/A


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Dear Shareholder:

     We are pleased to inform you that we have executed a definitive merger agreement with RAE Systems Inc. The company was established in 1991 and is recognized as one of the world's leading manufacturers of technologically advanced single and multiple sensor atmospheric monitors, photo-ionization detectors, gas detection tubes, sampling pumps, and wirelessly connected gas detection and security monitoring systems. RAE System's proprietary and patented technology is also uniquely positioned for use in the detection and response to contaminants and vapors associated with weapons of mass destruction.

     RAE Systems commercial customers include: American Airlines, United Airlines, US Airways, General Motors, Honda, Exxon, IBM, Mobile, DOW, Texaco, DuPont, Chevron, Hewlett-Packard, British Petroleum, Amoco, Motorola, Boeing, and Intel. Based in the heart of "Silicon Valley", RAE Systems is a progressive, high-tech company with manufacturing and distribution networks spanning the entire globe.

     The merger will allow RAE Systems to expand its operations, exploit its market opportunities and continue to develop and enhance its product line. We believe that the merger will enhance the value of our company by combining our financial resources with a solid business model in a viable field.

     Under the terms of the merger agreement, unanimously approved by both Boards of Directors, RAE Systems shareholders will receive a majority of the outstanding shares of the combined entity. The transaction, which is expected to be tax-free to shareholders of both companies for U.S. Federal income tax purposes, will be accounted for as a purchase. The transaction is subject to the approval of each party's shareholders and we anticipate presenting the transaction for approval in the first quarter of 2002. Further information regarding the merger will be provided in a proxy statement filed with the Securities and Exchange Commission.

     As you know, this has been an extremely turbulent year for companies in the Internet space. There have been many high and low profile casualties in the industry. Early in 2001, we saw the changing of the tides in the Internet industry. The bankruptcy and liquidation of many of our Internet based customers and suppliers had a very real and adverse affect on our business. Yet, the costs to operate our Internet community and portal were increasing.


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These difficulties caused us to re-evaluate our business model and forge ahead in a new direction. To survive this sudden downturn in the economy, we cut costs drastically, downsized our operations, and adopted a new business strategy that we believed would increase the value of our business for our shareholders. In 2001, we took several actions to conserve the company's capital. We terminated several costly contracts. We virtually eliminated our research and development and marketing expenses. We also reduced the number of employees dramatically. Currently, our management team consists only of the 2 founders, one financial, and one administrative employee, who are in place to maintain our limited operations and assist with the completion of the merger with RAE Systems. Each of these remaining employees has reduced his or her salary substantially. We have taken every opportunity available to conserve our capital and the company is still alive and able to enter into this transaction today because of these actions.

     We would like to thank all of our stockholders who have stuck with us during this difficult year. We believe the merger with RAE systems is the fruit of our acquisition strategy, which we adopted in May 2001. The merger will provide us with a new direction that avoids the pitfalls that have crippled so many Internet businesses.

     Since May 2001, we have committed ourselves to the goal of identifying a suitable business with which to merge our operations. Since then, we have been on an aggressive hunt for a business which has a proven business model and the potential to enhance the value of our company for our shareholders. We engaged Baytree Capital Associates to find merger candidates. Baytree has reviewed over 100 potential opportunities. Management has evaluated potential transactions with more than 50 of those companies. Of all of these companies, we believe RAE Systems presents the best fit for our shareholders.

     Despite the announcement of our significant cost cutting measures and our acquisition strategy, Seedling Technologies ("Seedling"), which now appears to be operating under the name Worldmodal Network Services, Inc., has repeatedly attempted to take over the company. Although Doug Spink of Seedling has touted his track record, our research into his record seems to demonstrate a record of failed transactions and one lawsuit after another. When asked repeatedly to provide verifiable references and provide documentation regarding its ability to perform as claimed, Seedling has refused.

     Nevertheless, through postings on Internet chat rooms, Web sites, press releases, and in communications with our shareholders, Seedling has attempted to undermine shareholder confidence in our business by publishing misleading information that does not accurately reflect our business. You will not find any of the facts presented to you in this letter in a release by Seedling. We urge you to review Seedling's track record. Seedling's trading symbol is WMDL and you can find its SEC reports at www.sec.gov.
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     In closing, we respectfully request your patience and support while RAE
Systems review statements are currently being audited which will allow the formal process of a proxy delivery for your review and approval. Any questions, please contact us at 408-879-9880.


Sincerely,

/s/ Robert A. Rositano, Jr.                    /s/ Dean Rositano
---------------------------                    --------------------------
Robert A. Rositano, Jr.                        Dean Rositano
Chief Executive Officer                        President


IMPORTANT INFORMATION

This letter does not constitute a request for a proxy. Nettaxi plans to file a proxy statement with the Securities and Exchange Commission relating to Nettaxi's solicitation of proxies from the stockholders of Nettaxi with respect to the Nettaxi 2002 annual meeting of stockholders. NETTAXI ADVISES SECURITY HOLDERS TO READ ITS PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Nettaxi's proxy statement and other relevant documents will be available for free at www.sec.gov. You may also obtain a free copy of Nettaxi proxy statement, when it becomes available, by writing to Nettaxi at1875 South Bascom Ave., No. 116, Campbell, CA 95008. Detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Nettaxi's shareholders will be available in the soliciting materials on Schedule 14A filed by Nettaxi with the SEC.

SAFE HARBOR STATEMENT

The matters discussed in this communication include forward-looking statements such as statements relating to our ability to successfully complete the transactions contemplated by the merger agreement and statements relative to the merger regarding whether the merger will add value to our business. These forward looking statements are subject to various risks, uncertainties, and other factors that could cause actual results to vary materially from the results anticipated in such forward-looking statements. Such risks and uncertainties include, but are not limited to the possibility that we will be unable to obtain shareholder approval of the transaction or that we will be unable to close the transaction contemplated. The inability to accurately predict our success of our combined companies and other risks are detailed from time to time in our filings with the Securities and Exchange Commission, and represents our judgment as of the date of this release. We disclaim any intent or obligation to update these forward-looking statements.


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FOR IMMEDIATE RELEASE

NETTAXI.COM AND RAE SYSTEMS INC. AGREE TO MERGE

Campbell, California, January 10, 2002- Nettaxi.com (OTC BB: NTXY), a community and portal Web site that has been pursuing strategic opportunities for the acquisition or merger of an appropriate business, today announced that it has entered into a definitive merger agreement with RAE Systems Inc. RAE Systems was established in 1991 and is recognized as a leading manufacturer of technologically advanced single and multiple sensor atmospheric monitors, photo-ionization detectors, gas detection tubes, sampling pumps, and wirelessly connected gas detection and security monitoring systems. RAE System's proprietary and patented technology can also be used in the detection and response to certain contaminants and vapors associated with weapons of mass destruction.

Under the terms of the merger agreement, unanimously approved by both Boards of Directors, RAE Systems shareholders will receive a majority of the outstanding shares of the combined entity. Subject to the approval of shareholders, Nettaxi shares will be reverse split at the ratio of 5.67 to 1 prior to the closing of the merger. The management and Board of Directors of Nettaxi will resign at the closing of the merger and be replaced with the Board of Directors and management team of RAE Systems. The transaction, which is expected to be tax-free to shareholders of both companies for U.S. Federal income tax purposes is subject to the approval of each party's shareholders. Upon completion of the merger, the new company will be known as RAE Systems Inc. The merger would make RAE Systems a public company. Further information regarding the merger will be provided in a proxy statement filed with the Securities and Exchange Commission.

"The merger with Nettaxi will allow us to expand our operations, exploit our market opportunities and continue to develop and enhance our product line" said Robert Chen, Chairman of RAE Systems Inc. "We believe our combined resources will be a significant benefit to all of the shareholders involved."

"We believe the merger with RAE Systems is the fruit of our acquisition strategy which we announced in May 2001." said Robert A. Rositano, Jr. CEO of Nettaxi. "All year, we have worked aggressively to cut costs and downsize our operations while seeking to identify an appropriate merger candidate. In the course of this effort, we have analyzed numerous potential candidates of varying qualities. RAE Systems stands out amongst all of these candidates because of its strong track record and quality business."

ABOUT NETTAXI.COM

Nettaxi.com is an Internet portal with a range of services and content. Nettaxi offers members access to broadband content featuring sports, movie clips, movie trailers and other forms of entertainment. Nettaxi has been seeking a strategic


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acquisition of a new and profitable business model that could potentially increase shareholder value.  Nettaxi is found on the Web at
<http://www.nettaxi.com/> www.nettaxi.com.
 -----------------------  ---------------

ABOUT RAE SYSTEMS

RAE Systems Inc. was established in 1991. RAE Systems is recognized as a leading manufacturer of technologically advanced single and multiple sensor atmospheric monitors, photo-ionization detectors, gas detection tubes, sampling pumps, and wirelessly connected gas detection and security monitoring systems. RAE Systems commercial customers include: American Airlines, United Airlines, US Airways, General Motors, Honda, Exxon, IBM, Mobile, DOW, Texaco, DuPont, Chevron,
Hewlett-Packard, British Petroleum, Amoco, Motorola, Boeing, and Intel.   Based
in the heart of "Silicon Valley", RAE Systems is a progressive, high-tech company with manufacturing and distribution networks spanning the entire globe.

IMPORTANT INFORMATION

This press release does not constitute a request for a proxy. Nettaxi plans to file a proxy statement with the Securities and Exchange Commission relating to Nettaxi's solicitation of proxies from the stockholders of Nettaxi with respect to the Nettaxi 2002 annual meeting of stockholders. NETTAXI ADVISES SECURITY HOLDERS TO READ ITS PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Nettaxi's proxy statement and other relevant documents will be available for free at www.sec.gov. You may also obtain a free copy of Nettaxi proxy statement, when it becomes available, by writing to Nettaxi at 1875 South Bascom Ave., No. 116, Campbell, CA 95008. Detailed information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Nettaxi's shareholders will be available in the soliciting materials on Schedule 14A filed by Nettaxi with the SEC.

SAFE HARBOR STATEMENT

The matters discussed in this communication include forward-looking statements such as statements relating to our ability to successfully complete the transactions contemplated by the merger agreement and statements relative to the merger regarding whether the merger will add value to our business. These forward looking statements are subject to various risks, uncertainties, and other factors that could cause actual results to vary materially from the results anticipated in such forward-looking statements. Such risks and uncertainties include, but are not limited to the possibility that we will be unable to obtain shareholder approval of the transaction or that we will be unable to close the transaction contemplated. The inability to accurately predict the success of our combined companies and other risks are detailed from time to time in our filings with the Securities and Exchange Commission represents our judgment as of the date of this release. We disclaim any intent or obligation to update these forward-looking statements.

Contact: Robert Rositano, CEO Nettaxi, (408) 879-9880 ext. 101


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